Exhibit 10.1

[***] = Certain information that has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

November 11, 2023

Re:     Offer of Employment

Dear Robbert:

At Primo Water our associates have created a rich and proud legacy that dates back over 100 years. Today we are in the midst of an exciting journey to become a leading pure play water company. We are passionate about our desire to inspire healthier living with water solutions for all stages of a customer’s lifecycle and are creating a culture where we share ownership in the company, a responsibility to empower one another and our communities, and a commitment to live the values of Primo Water each and every day.

I am very pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which we are offering you the position of Chief Executive Officer of Primo Water Corporation (“Primo Water”), employed by DS Services of America, Inc. (the “Company”), a Primo Water U.S. operating subsidiary. This Offer Letter will not constitute an agreement until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at-will employee at all times during your employment.

1.	Position and Duties.

1.1
Position. Subject to the terms and conditions hereof, you will be employed by the Company as its Chief Executive Officer, effective as of January 1, 2024 (the “Employment Date”) and continuing until terminated by you or the Company. Your duties will include serving as the Chief Executive Officer of Primo Water and all of its direct and indirect subsidiaries. During your tenure as Chief Executive Officer, you will also serve as a Director on Primo Water’s Board of Directors (the “Board”).

1.2	Responsibilities.

1.2.1	As Primo Water’s Chief Executive Officer, you will report to the Board and have such duties and responsibilities as may be assigned to you from time to time by the Board.

1.2.2
You agree to devote all of your business time and attention to the business and affairs of Primo Water and its Affiliates (as defined in the Severance and Non-Competition Plan (as defined below)) and to discharging the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations as approved by the Board, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities as Primo Water’s and the Company’s Chief Executive Officer.  You may also continue to serve as a Director of World Business Chicago and a member of the Advisory Board of Aliment Capital, provided that such appointments do not otherwise cause you to breach this Offer Letter, interfere with your duties hereunder, or adversely impact Primo Water or its Affiliates in the Board’s discretion.

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1.3
No Employment Restrictions. You hereby represent and covenant that, except as disclosed to the Company in writing (if at all), your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company and Primo Water. You have previously produced to the Company copies of any restrictive covenants (including, but not limited to, any noncompetition or non-solicitation agreements) you have signed or to which you have otherwise agreed. You agree and understand that this Offer Letter is conditioned on your production of such restrictive covenants and represent that you are not subject to any other restrictive covenants that could impact your employment hereunder.

2.	Remuneration.

2.1
Base Salary. Your annual base salary will initially be at the rate of US $750,000 per year (“Annual Base Salary”), paid on a bi-weekly basis (or such other basis as the Company may later adopt), prorated for any partial periods based on the actual number of days in the applicable period. Your performance will be evaluated at least annually, and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process; however, your Annual Base Salary shall be no less than $750,000.

2.2
Annual MIP Bonus. Your position of Chief Executive Officer is generally eligible for participation in the Company’s annual Management Incentive Program (“MIP”). In accordance with the Company’s MIP Eligibility Rules (some of which are summarized herein), if your Employment Date (or promotion into an MIP-eligible position) is on or before September 30th of the calendar year, you will be eligible to participate in the MIP for that plan year (i.e., with payout the following year). If your Employment Date (or promotion into an MIP-eligible position) is on or after October 1st, you will not be eligible to participate in the MIP for that plan year.

The amount of your current target MIP bonus is 120% of your Annual Base Salary as of the last day of the plan year (December 31st). The bonus year is the Company’s fiscal year. MIP bonus is calculated based on the achievement of a specified level of bonus-adjusted EBITDA, bonus-adjusted operating free cash flow, and bonus-adjusted revenue, weighted 50%, 25% and 25%, respectively.   In order to be eligible to receive payment of the MIP bonus award, you must be employed on the last day of the plan year (December 31st) and continue to be actively employed by the Company on the date that MIP awards are actually paid out (to the extent permitted by applicable law). Certain prorations may apply as detailed in the MIP Eligibility Rules. Whether MIP awards are made or not made and the amount of any such awards are determined at the absolute sole discretion of the Company; as such MIP awards are not guaranteed.

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2.3
Cash Sign-On Bonus. You will be provided with a one-time cash sign-on bonus of US $882,500 (less taxes and withholdings), which will be paid to you within five (5) days after the Employment Date. You agree that you will repay the Company the pro rata amount of this sign-on bonus based on the number of days worked for the Company during the first 12 months after the Employment Date if, prior to the one-year anniversary of the Employment Date, you voluntarily resign your position for any reason or are terminated for Cause (as defined in the Amended and Restated Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”)). You further agree that such repayment shall be made to the Company in full on or before the 90th day after the date of resignation or termination (whichever applicable).

2.4	Relocation.

2.4.1
As a condition of your employment, you are required to relocate to within approximately 100 miles of the Tampa, Florida area on a permanent basis by no later than twelve (12) months after your Employment Date, subject to any extension that may be agreed to in writing by the Chairman of the Board (the “Relocation Deadline”).

2.4.2
To assist you in your relocation, the Company is offering you relocation assistance pursuant to the Company’s U.S. Permanent Transfer Executive Relocation Policy (the “Relocation Policy”).  Please review the Relocation Policy carefully, as it contains important details about what is and is not reimbursable, as well as relevant deadlines and other requirements, and the Company will reimburse, or pay on your behalf, only those relocation expenses authorized and described in the Relocation Policy.

2.4.3
You are eligible, through the Company’s Mortgage Payment Differential (“MPD”) program, for mortgage assistance in the event that the interest rate for the mortgage for your new residence is at least two percent higher than the interest rate for the mortgage for your prior residence. The terms and rules of the MPD program are also set forth in the Relocation Policy or an addendum to that policy, and your participation is subject to you meeting those terms and rules.

2.4.4
The Company will pay or reimburse you for authorized and documented relocation expenses promptly following the date on which you provide documentation of each expense consistent with the Relocation Policy, but in any event no later than December 31 of the calendar year following the calendar year in which the expense is incurred. The relocation benefits provided to you during any calendar year shall not affect the relocation benefits provided to you in any other calendar year, and the right to such relocation benefits cannot be liquidated or exchanged for any other benefit.

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2.4.5
Should you resign your employment with the Company for any reason or if the Company terminates your employment for Cause as defined in the Severance and Non-Competition Plan (each, a “Qualifying Separation”) prior to the three-year anniversary of the date on which the Company last disburses relocation-related funds, including any MPD program payments, whether to you or a third party on your behalf, no further relocation or MPD program benefits will be provided to you, and you must reimburse the Company 100% of all relocation-related payments, including MPD program payments, made to you or on your behalf during the three-year period prior to your separation.  Additionally, in the event you fail to relocate to as provided above on a permanent basis by the Relocation Deadline, you must repay all relocation-related payments made to you or on your behalf, and such failure shall constitute “Cause” for termination, including for purposes of all employment-related plans, agreements, and policies.  All repayments must be made on or before the 90th day after a Qualifying Separation or, if you fail to relocate, the 90th day after the Relocation Deadline.

2.5
One-Time On Hire LTI Grant. You will be entitled to receive a one-time long term incentive (“LTI”) inducement award equivalent to US $3,500,000 comprised of time-based restricted share units, granted to you on the Employment Date, subject to Toronto Stock Exchange review. The inducement award will vest in two equal annual installments on the first and second anniversaries of the grant date. Your inducement award, including the vesting terms, will be governed by the terms of your award agreement, the form of which is set forth as Exhibit A to this Offer Letter.

2.6
Annual LTI Grant.  You will be eligible to participate in Primo Water’s annual LTI program and may earn an annual LTI award equivalent to US $3,000,000 comprised of performance-based restricted share units and time-based restricted share units issued pursuant to Primo Water Corporation 2018 Equity Incentive Plan, as amended, (the “Equity Plan”), or any successor plan. Annual grants are issued following approval by the Human Resources and Compensation Committee of the Company’s Board of Directors (“HRCC”) at its regularly scheduled meetings in December.

3.	Benefits.

3.1
Benefit Program. On the Employment Date, you will be eligible to participate in the Company’s benefit programs generally available to other senior executives of the Company. Our benefit programs include the Company’s 401(k) plan, and health, dental, vision, disability and life insurance benefits.  Employee contributions are required for the Company’s benefit programs. Information on the Company’s benefits programs and enrollment will be provided separately to you.

3.2
ESPP. In addition, you will be eligible to participate in Primo Water’s Employee Stock Purchase Plan (the “ESPP”), through which you can purchase Primo Water common shares at a discount through payroll deductions. Information on the ESPP and enrollment will be provided separately to you.

3.3
Vacation. You will be entitled to four (4) weeks’ vacation per calendar year. All earned vacation must be taken in the year in which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company and you expressly authorize the Company to deduct from your final paycheck to the maximum extent permitted by law the value of taken but unearned vacation.

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3.4
Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies. Such reimbursement shall extend to normal and customary travel expenses, to include business trips to Tampa prior to your relocation as provided above.  The Primo Water Corporate Card, Travel & Business Expense Policy will be provided separately to you.

3.5	Allowances. You will receive an annual vehicle allowance in the amount of US $16,000.

3.6
No Other Benefits. Other than benefits generally available to all full-time employees, you will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

4.	Separation.

4.1
Termination. The Company, by decision of the Board, may terminate your employment: (a) for Cause (as defined in the Severance and Non-Competition Plan); or (b) for any other reason or no reason. Your employment with the Company will terminate upon your death.

4.2
Involuntary Termination. Upon the Employment Date, you shall be entitled to the benefits of and be bound by the obligations under the Severance and Non-Competition Plan as a “Level 1 Employee” in the event your employment terminates as result of an Involuntary Termination.

4.3
Change in Control. If (1) your LTI awards are continued, assumed, or replaced by the surviving or successor entity, and, within two years after the Change in Control (as defined in the Equity Plan), you experience an involuntary termination of employment for reasons other than Cause (as defined in the Equity Plan), or you terminate your employment for Good Reason (as defined in the Equity Plan), or (2) LTI awards are not continued, assumed or replaced by the surviving or successor entity, then (i) your unvested options will immediately become vested and exercisable, (ii) all of your unvested time-based and performance-based restricted share units will immediately vest, and (iii) any performance objectives applicable to awards will be deemed to have been satisfied at your “target” level of performance.

4.4
Resignation. If you are an officer of the Company or a director or an officer of a company affiliated or related to the Company at the time of your termination, you will be deemed to have resigned all such positions, and you agree that upon the effective date of your resignation, you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

4.5
Return of Company Property. Upon resignation/termination of your employment for any reason, you agree to immediately return all Primo Water property, and that of its Affiliates, in your possession, custody, or control (e.g., Company-issued computer, telephone, badge, keys, equipment, vehicle, etc.). You expressly authorize the Company to deduct the value or replacement cost (whichever is less) of any unreturned Company and Primo Water Affiliate property from your final paycheck or any outstanding payments owed to you (including but not limited to any severance or bonus payment, vacation pay, paycheck, etc.) to the maximum extent permitted by law.

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5.	Conduct.

5.1
Severance and Non-Competition Plan. You shall be bound by the restrictive covenants contained in the Severance and Non-Competition Plan during your employment with the Company and after the termination of your employment (regardless of the reason for such termination) as set forth in the Severance and Non-Competition Plan.

5.2	Defend Trade Secrets Act Notice. You acknowledge that, by this paragraph, you have been notified in accordance with the United States Defend Trade Secrets Act of 2016 that:

5.2.1
You will not be held criminally or civilly liable under any federal or state trade secret law or this Agreement for the disclosure of trade secrets that: (A) you make (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) you make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

5.2.2
If you file a lawsuit for retaliation by Primo Water or any of its Affiliates for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secrets in the court proceeding if you: (A) file any document containing trade secrets under seal and (B) do not disclose trade secrets, except pursuant to court order.

6.	Code Section 409A.

6.1
In General. This Section shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

6.2
Release. Any requirement that you execute and not revoke a release to receive a payment hereunder shall apply to a payment described in this Section only if the Company provides the release to you on or before the date of your Involuntary Termination.

6.3
Payment Following Involuntary Termination Without Cause. Notwithstanding any other provision herein to the contrary, any payment described in the Severance and Non-Competition Plan that is due to be paid within a stated period following your Involuntary Termination shall be paid:

(a)
If, at the time of your Involuntary Termination, you are a “specified employee” as defined in Section 409A of the Code and such payment is subject to (and not exempt from) Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or

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(b)
In any other case, on the later of: (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).

6.4
Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 6.1: (a) with respect to any such reimbursement under Section 7.9, reimbursement shall not be made unless the expense is incurred during the period beginning on your effective hire date and ending on the sixth anniversary of your death; (b) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.

6.5
Offset. If payments to you under this Agreement are subject to Section 409A of the Code, any offset under Section 7.12 shall apply to a payment described in Section 6.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000.00, and the set-off is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.

6.6	Interpretation. This Offer Letter shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(l)(B) of the Code to the maximum extent practicable.

7.	General Provisions.

7.1
Compensation Recovery Policy. You acknowledge and agree that any compensation or benefits provided for in this Offer Letter are subject to the terms of the applicable plans, including the Equity Plan, and if applicable, the terms of the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy (as it may be amended and in effect from time to time, the “Recoupment Policy”). You agree that, in the event of any inconsistency between the Policy and the terms of any employment or other agreement to which you are a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Recoupment Policy shall govern.

7.2
Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto, with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment and supersedes any prior offer letters or severance arrangements offered by Primo Water, the Company, or any of its Affiliates. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter; provided, however, that you reaffirm any post-separation obligations related to confidential or other protectable information that you have to the Company or any of its Affiliates or subsidiaries (including as to the protection and non-use of such information), assign the right to enforce such obligations to the Company, and acknowledge that going forward such obligations shall inure to the benefit of the Company, Primo Water, and Primo Water’s other Affiliates.

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7.3	Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

7.4
Assignment. This Offer Letter may be assigned by the Company to Primo Water or any of its Affiliates or any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

7.5
Governing Law; Consent to Personal Jurisdiction and Venue. This Offer Letter takes effect upon its acceptance and execution by you and the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside; you hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

7.6
Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

7.7
Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

7.8
No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

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7.9
Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer of Primo Water, the Company, or any of its Affiliates, [***]. In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors).

7.10
Survivorship. Upon the termination of your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations, including the rights of your estate, heirs and representatives to the financial components reflected in this Offer Letter in the event of your death.

7.11
Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

7.12	Set-Off. Except as limited by Section 6.5, the Company may set off any amount or obligation that may be owing by you to the Company against any amount or obligation owing by the Company to you.

7.13
Records. All books, records, and accounts relating in any manner to the Company, any of the Company’s Affiliates, or to any suppliers, customers, or clients of the Company or any Affiliate, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

7.14	Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.15
Consultation with Counsel. You acknowledge that you have been advised, and have had a sufficient opportunity, to confer with your own counsel and at your own cost with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

[Remainder of Page Intentionally Left Blank – Signature Page to Follow]

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We are proud to offer you the opportunity to join the team! I look forward to working with you and expect you will find your employment journey with us to be a rewarding and exciting experience.

Please initial each page of the job offer, sign the Acceptance page, and return a copy to Anne Melaragni (CHRO) at [***].

Yours Truly,

/s/ Jerry Fowden
Jerry Fowden
Primo Water Board Chairman

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

/s/ Robbert Rietbroek	November 15, 2023

Robbert Rietbroek	Date

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Exhibit A

Form of Restricted Stock Unit Award Agreement (Inducement Grant)

PRIMO WATER CORPORATION

Restricted Stock Unit Award Agreement
(Inducement Grant)

Primo Water Corporation (the “Company”) hereby grants an award of Restricted Stock Units (this “Award”) to you, the Participant named below.  The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (Inducement Grant) (this “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages. This Award is made and granted as a stand-alone award and is not granted under or pursuant to the Company’s 2018 Equity Incentive Plan (as amended, the “2018 Plan”) or the Amended and Restated Primo Water Corporation Equity Incentive Plan, as amended (as each may be further amended from time to time, the “Plans”). However, for convenience purposes, unless otherwise defined herein, the terms defined in the 2018 Plan shall have the same defined meanings in this Restricted Stock Unit Award Agreement. This Award is an inducement material to the Participant’s entry into employment within the meaning of NYSE Listing Company Manual Rule 303A.08.

Name of Participant:	Robbert Rietbroek
Number of Restricted Stock Units: [______]	Grant Date:	January 1, 2024
Vesting Schedule:
Scheduled Vesting Dates January 1, 2025 January 1, 2026	Number of Restricted Stock Units that Vest 1/2 1/2

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the 2018 Plan document.  You acknowledge that (i) you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units and (ii) you have been informed to consult with and rely upon only your own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Units.

PARTICIPANT:	PRIMO WATER CORPORATION

By:
Robbert Rietbroek	Title:

PRIMO WATER CORPORATION

Restricted Stock Unit Award Agreement
(Inducement Grant)

Terms and Conditions

1.           Grant of Restricted Stock Units.  The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement, the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”).  Each Unit represents the right to receive one common share of the Company (each, a “Share”). This Award is made and granted to you as an inducement material to you entering into employment with the Company as its Chief Executive Officer within the meaning of NYSE Listing Company Manual Rule 303A.08. This Award is made and granted as a stand-alone award, separate and apart from, and outside of, the Plans, and shall not constitute an award granted under or pursuant to the Plans. Notwithstanding the foregoing, the terms, provisions, conditions and definitions set forth in the 2018 Plan shall apply to the Award (including but not limited to the adjustment provisions contained in Section 14 of the 2018 Plan), and the Award shall be subject to such terms, provisions, conditions and definitions, which are hereby incorporated into this Agreement by reference. For the avoidance of doubt, the Award shall not be counted for purposes of calculating the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plans. In the event of any inconsistency between the 2018 Plan and this Agreement, the terms of this Agreement shall control.

2.           Restrictions Applicable to Units.  Until vesting in accordance with Section 4 and settlement under Section 6, the Units subject to the Award, and any interest in the Shares and the rights granted under this Agreement are not transferable or assignable other than for normal estate settlement purposes. Until vesting and payout, the Units subject to the Award, and any interest in the Shares related thereto, may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

3.           No Shareholder Rights. Unless and until Shares are issued to you upon settlement of the vested Units, you shall not have any rights as a shareholder with respect to the Shares underlying the Units which have not previously vested (except as provided in the following paragraph). If the number of outstanding common shares of the Company (“Common Shares”) is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Company, the Units subject to this Award shall be adjusted to correspond to the change in the Company’s outstanding Common Shares. Following vesting and payout of the Award, you may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares to which you are entitled pursuant hereto.

As of any date that the Company pays an ordinary cash dividend on its Shares, the Company shall credit you with a dollar amount equal to (i) the per share cash dividend paid by the Company on its Shares on such date, multiplied by (ii) the total number of Units that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 3 shall be subject to satisfaction of the same vesting, payment and other terms, conditions and restrictions as the original Units to which they relate; provided, however, that the amount of any earned Dividend Equivalent Rights shall be paid in cash at the same time as the related Units. No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 3 with respect to any Units which, immediately prior to the record date for that dividend, have been paid out or forfeited pursuant to the terms of the Plan.

RSU Agreement (Inducement Grant)	Page 2

4.          Vesting of Units.  For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 4.

(a)          Scheduled Vesting.  If you remain an Employee continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b)        Accelerated Vesting.  The Units will be subject to accelerated vesting as specified in Section 4.3 of your Offer of Employment Letter Agreement.

5.          Effect of Termination of Service.  Except as otherwise provided in accordance with Section 4(b) above, if you cease to be an Employee, you will forfeit all unvested Units.

6.          Settlement of Units.  After any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than sixty (60) days following the Vesting Date), cause to be issued and delivered to you (or to your beneficiary, as determined under Section 10, in the event of your death, as applicable) one Share in payment and settlement of each vested Unit.  Delivery of the Shares shall be effected by, at the Company’s option, either (x) evidenced by a certificate registered in your name [or his or her designee]; or (y) credited to a book-entry account for your benefit maintained by the Company’s stock transfer agent or its designee.

7.          Tax Consequences and Withholding.  You shall be responsible to pay all applicable income and employment taxes (including taxes of any foreign jurisdiction, and any taxes payable in connection with a Dividend Equivalent Right) which the Company (or an affiliate) is required to withhold at any time with respect to the Units. Such payment shall be made in full, at your election, in cash or check, by withholding from your next normal payroll check, or by the relinquishment of Shares that otherwise would be issued to you pursuant to this Agreement. If you do not make payment of withholding tax obligations, or if satisfactory payment arrangements are not made by you on a timely basis, payment will be made by the relinquishment of Shares method. Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

8.        Compensation Recovery Policy. To the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

9.        Notices.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided.  Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its General Counsel, at its office at 1150 Assembly Drive, Suite 800, Tampa, Florida 33607, mpoe@primowater.com, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still an Employee, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.

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10.         Additional Provisions.

(a)         Employment. Your rights and obligations under the terms of your office or employment with the Company will not be affected by your participation in the Plan or any right which you may have under this Agreement and this Agreement does not form part of any contract of employment between you and the Company. If your office or employment is terminated for any reason whatsoever (and whether lawful or otherwise), you will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of your rights or benefits (actual or prospective) under this Agreement or otherwise.

(b)          Governing Law.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Florida, without giving effect to the choice of law principles thereof, and the laws of the United States applicable therein.

(c)        Severability.  The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties.  You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(d)          Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(e)        Section 409A of the Code.  The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4). The Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without your consent). Notwithstanding the foregoing, no particular tax result with respect to any income you recognize in connection with the Agreement is guaranteed, and you shall be solely responsible for any taxes, penalties or interest imposed on you under Section 409A in connection with the Agreement. Reference to Section 409A of the Code will also include any regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(f)          Data Privacy. The Company may process your personal data, and shall do so in accordance with, and for the purposes set out in the Company’s Employee Privacy Notice, which can be requested from an appropriate member of the Company’s human resources department.

(g)           Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

(h)          Securities Law Requirements. The Company shall not be required to issue Shares pursuant to the Award, to the extent required, unless and until (a) such Shares have been duly listed upon each stock exchange on which the Common Shares is then registered; and (b) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective.

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(i)         Amendment. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(j)           Beneficiary Designation. You may, subject to compliance with all applicable laws, name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award is to be paid in the event of your death before you receive any or all of such benefit. Each designation will revoke all prior designations made by you, shall be in the form as may be prescribed by the Committee, and will be effective only when filed by you in writing with the Committee during your lifetime. In the absence of any such designation, benefits remaining unpaid at your death shall be paid to your estate.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the 2018 Plan document.

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